Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2011 RESULTS

New York, New York — March 15, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 532 retail stores, today announced results for the fourth quarter and full fiscal year ended January 28, 2012 (“fiscal year 2011”).

Fourth Quarter and Fiscal Year Results

For the fourth quarter of fiscal year 2011, net sales were $271.8 million, as compared to $303.2 million for the fourth quarter of fiscal year 2010. Comparable store sales for the fourth quarter of fiscal year 2011 decreased 6.3% compared to an increase of 1.7% in the prior year fourth quarter.

Net loss from continuing operations in the fourth quarter of fiscal year 2011 was $10.9 million, or $0.18 per diluted share, which includes non-cash asset impairment charges totaling $2.2 million. This compares to net income from continuing operations in the prior year fourth quarter of $14.9 million, or $0.24 per diluted share, which included favorable non-operating tax adjustments totaling $2.3 million.

Gregory Scott, New York & Company’s CEO, stated:  “While we are disappointed with our fourth quarter results, fiscal 2011 was an important year for our Company. We gained valuable insight about our customer, her lifestyle needs and what drives her purchasing decisions in terms of merchandise, fashion, price points and promotions — all while facing significant cost pressures within our supply chain. We have already begun applying these key learnings to our business planning in 2012.”

Mr. Scott continued:  “Our top priority in 2012 is to deliver a significant improvement in our operating performance versus last year and bring us one step closer toward achieving our long-term goal of high single-digit operating margins. To achieve this, we are focused on six keys to success:  Maximizing sales and profitability particularly during peak traffic times of the year; increasing our marketing efforts to grow traffic in stores and on-line; maintaining our dominance in wear-to-work, while redefining our casual assortment; improving our average unit cost; optimizing our real estate portfolio; and expanding our growing eCommerce and Outlet businesses.”

During the fourth quarter:

•                  The Company’s eCommerce business produced strong results with sales up 22% from the same period in the prior year and reaching more than 8% of total net sales in the quarter.

•                  Gross profit as a percentage of net sales declined by 730 basis points versus the prior year, reflecting significantly higher levels of promotional activity necessary to drive traffic, increase sales, and liquidate non go-forward holiday inventory, and to ensure that inventories were clean entering the Spring season.  The gross profit decline was partially offset by reductions in occupancy costs as the Company continues to reduce its rent expense.

•                  Selling, general and administrative expenses were $70.0 million, or 25.8% of net sales, which includes $2.2 million of non-cash charges related to the impairment of store assets. Excluding these charges, selling, general and administrative expenses were $67.8 million, or 25.0% of net sales.  This compares to year-ago selling, general and administrative expenses of $76.0 million, or 25.1% of net sales, and reflects the Company’s continued benefits from its expense control initiatives along with a reduction in the number of stores from the prior year period.

•                  Total year-end inventories were flat compared to last year-end.  On-hand inventory, which excludes inventory in-transit, decreased $7.7 million, or 13.0%, due to a significant reduction in clearance inventory.  The increase in goods in-transit reflects a shift in the timing of an early Spring floorset.  Adjusting for this shift, inventory levels are expected to be down throughout the first quarter of fiscal year 2012 versus last year’s first quarter.

•                  The Company ended the year with $50.8 million of cash-on-hand with no outstanding borrowings under its revolving credit facility.

•                  During the fourth quarter, the Company remodeled one existing store and closed 10 stores, ending the year with 532 stores, including 26 Outlet stores, and 2.9 million selling square feet in operation.  For the year, the Company remodeled 11 existing stores and closed 23 stores.

For fiscal year 2011, net sales were $956.5 million, as compared to $1,021.7 million for fiscal year 2010, and comparable store sales decreased 3.3% for fiscal year 2011 versus an increase of 1.6% in fiscal year 2010. Gross profit for fiscal year 2011 decreased $11.7 million to $221.6 million, or 23.2% of net sales, as compared to $233.3 million, or 22.8% of net sales, in fiscal year 2010.  Selling, general and administrative expenses for fiscal year 2011 decreased $41.2 million to $257.2 million, or 26.9% of net sales, as compared to $298.4 million, or 29.2% of net sales, for fiscal year 2010.  Net loss from continuing operations was $38.9 million, or $0.64 per diluted share, for fiscal year 2011, which includes non-cash asset impairment charges totaling $3.1 million, or $0.05 per diluted share. This compares to a net loss from continuing operations of $76.5 million, or $1.29 per diluted share, for fiscal year 2010, which includes previously disclosed non-operating adjustments totaling a loss of $0.81 per diluted share.

Outlook

Regarding its expectations for the first quarter of fiscal year 2012, the Company provided the following:

•                  Comparable store sales for the first quarter of fiscal year 2012 are expected to be down in the low single-digit range, and the Company expects to have 11 fewer stores in operation since the first quarter of fiscal year 2011.

•                  Gross profit margin is expected to improve by 100 to 150 basis points versus the first quarter of last year reflecting higher initial markups resulting in merchandise margin increases.

•                  Selling, general and administrative expenses are expected to be up slightly in dollars versus the prior year’s first quarter reflecting investments in marketing.  In addition, the Company has increased certain variable expenses in its growing eCommerce and Outlet businesses which are partially offset by decreases in other variable expenses due to the closure of certain New York & Company stores.

•                  The Company expects the effective tax rate for the first quarter of fiscal year 2012 to be 0%.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance recorded in the second quarter of fiscal year 2010 offsetting any future tax provisions or benefits resulting in a 0% effective tax rate for GAAP purposes.

•                  The Company expects inventory levels at the end of the first quarter of fiscal year 2012 to be down in the mid single-digit range as compared to the prior year.  On-hand inventory is expected to be down in the high single-digit to low double-digit range throughout the quarter with increases expected toward the end of the second quarter of fiscal year 2012.

•                  The Company has no outstanding borrowings under its revolving credit facility and does not anticipate the need to borrow against the facility during the first half of fiscal year 2012.

•                  Capital expenditures are expected to be approximately $6.2 million for the first quarter of fiscal year 2012, as compared to $2.2 million in the prior year’s first quarter, reflecting the expansion of the Company’s Outlet business.  For fiscal year 2012, capital expenditures are expected to be in the range of $20 million to $23 million, as compared to $12.2 million in fiscal year 2011.  Depreciation expense for the first quarter of fiscal year 2012 is estimated at approximately $9 million.  For fiscal year 2012, depreciation expense is expected to be approximately $35 million.

•                  During the first quarter of fiscal year 2012, the Company expects to open 12 new stores (including 11 Outlet locations), remodel four existing locations, and close two stores, ending the first quarter of fiscal year 2012 with 542 stores, including 37 Outlet stores.  For fiscal year 2012, the Company expects to open 15 to 20 new stores, remodel 10 to 15 existing locations, and close between 25 and 30 stores, ending the year with between 517 to 527 stores, including 41 to 46 Outlet stores.

Conference Call Information

A conference call to discuss the fourth quarter of fiscal year 2011 results is scheduled for today Thursday, March 15, 2012 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-442-4145, referencing conference ID number 6421848, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available beginning at 7:30 pm ET on March 15, 2012 until midnight on March 22, 2012 and can be accessed by dialing 877-870-5176 and entering conference ID number 6421848.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 532 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kristina Jorge

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended January 28, 2012	% of net sales	Three months ended January 29, 2011	% of net sales
Net sales	$271,837	100.0%	$303,179	100.0%

Cost of goods sold, buying and occupancy costs	212,643	78.2%	214,927	70.9%

Gross profit	59,194	21.8%	88,252	29.1%

Selling, general and administrative expenses	70,002	25.8%	75,953	25.1%

Restructuring charges	—	—%	(37)	(0.1)%

Operating (loss) income	(10,808)	(4.0)%	12,336	4.1%

Interest expense, net of interest income	122	—%	157	0.1%

(Loss) income from continuing operations before income taxes	(10,930)	(4.0)%	12,179	4.0%

Benefit for income taxes	(40)	—%	(2,757)	(0.9)%

(Loss) income from continuing operations	(10,890)	(4.0)%	14,936	4.9%

Income from discontinued operations, net of taxes	—	—%	81	0.1%

Net (loss) income	$(10,890)	(4.0)%	$15,017	5.0%

Basic (loss) earnings per share from continuing operations	$(0.18)		$0.25
Basic earnings per share from discontinued operations	—		—
Basic (loss) earnings per share	$(0.18)		$0.25

Diluted (loss) earnings per share from continuing operations	$(0.18)		$0.24
Diluted earnings per share from discontinued operations	—		0.01
Diluted (loss) earnings per share	$(0.18)		$0.25

Weighted average shares outstanding:
Basic shares of common stock	61,189		59,537
Diluted shares of common stock	61,189		61,126

Selected operating data for continuing operations:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(6.3)%	1.7%
Net sales per average selling square foot (a)	$94	$98
Net sales per average store (b)	$506	$535
Average selling square footage per store (c)	5,401	5,453

(a)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)	Fiscal Year ended January 28, 2012	% of net sales	Fiscal Year ended January 29, 2011	% of net sales
Net sales	$956,456	100.0%	$1,021,699	100.0%

Cost of goods sold, buying and occupancy costs	734,838	76.8%	788,378	77.2%

Gross profit	221,618	23.2%	233,321	22.8%

Selling, general and administrative expenses	257,188	26.9%	298,419	29.2%

Restructuring charges	—	—%	1,281	0.1%

Operating loss	(35,570)	(3.7)%	(66,379)	(6.5)%

Interest expense, net of interest income	495	0.1%	697	0.1%

Loss on modification and extinguishment of debt	144	—%	—	—%

Loss from continuing operations before income taxes	(36,209)	(3.8)%	(67,076)	(6.6)%

Provision for income taxes	2,728	0.3%	9,466	0.9%

Loss from continuing operations	(38,937)	(4.1)%	(76,542)	(7.5)%

Income from discontinued operations, net of taxes	—	—%	81	—%

Net loss	$(38,937)	(4.1)%	$(76,461)	(7.5)%

Basic loss per share from continuing operations	$(0.64)		$(1.29)
Basic earnings per share from discontinued operations	—		—
Basic loss per share	$(0.64)		$(1.29)

Diluted loss per share from continuing operations	$(0.64)		$(1.29)
Diluted earnings per share from discontinued operations	—		—
Diluted loss per share	$(0.64)		$(1.29)

Weighted average shares outstanding:
Basic shares of common stock	60,824		59,443
Diluted shares of common stock	60,824		59,443

Selected operating data for continuing operations:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(3.3)%	1.6%
Net sales per average selling square foot (a)	$324	$329
Net sales per average store (b)	$1,758	$1,805
Average selling square footage per store (c)	5,401	5,453

(a)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 28, 2012	January 29, 2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$50,787	$77,392
Accounts receivable	7,269	9,756
Income taxes receivable	477	527
Inventories, net	81,328	82,062
Prepaid expenses	21,057	20,707
Other current assets	968	1,202
Current assets of discontinued operations	—	54
Total current assets	161,886	191,700

Property and equipment, net	115,280	144,561
Intangible assets	14,879	14,879
Deferred income taxes	4,361	3,362
Other assets	950	708
Total assets	$297,356	$355,210
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$—	$7,500
Accounts payable	72,297	73,611
Accrued expenses	55,146	64,072
Income taxes payable	3,064	260
Deferred income taxes	4,361	3,362
Current liabilities of discontinued operations	—	130
Total current liabilities	134,868	148,935

Deferred rent	57,127	66,862
Other liabilities	5,256	5,576
Total liabilities	197,251	221,373

Total stockholders’ equity	100,105	133,837
Total liabilities and stockholders’ equity	$297,356	$355,210

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Fiscal year ended
(Amounts in thousands)	January 28, 2012	January 29, 2011
	(Unaudited)	(Audited)
Operating activities
Net loss	$(38,937)	$(76,461)
Less: Income from discontinued operations, net of taxes	—	81
Loss from continuing operations	(38,937)	(76,542)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	38,418	41,090
Loss from impairment charges	3,055	16,283
Amortization of deferred financing costs	167	216
Write-off of unamortized deferred financing costs	144	—
Share-based compensation expense	3,719	2,474
Deferred income taxes	—	17,863
Changes in operating assets and liabilities:
Accounts receivable	2,487	(309)
Income taxes receivable	50	2,473
Inventories, net	734	4,997
Prepaid expenses	(350)	1,901
Accounts payable	(1,314)	1,592
Accrued expenses	(9,056)	5,140
Income taxes payable	2,804	(731)
Deferred rent	(9,735)	(5,158)
Other assets and liabilities	(740)	(486)
Net cash (used in) provided by operating activities of continuing operations	(8,554)	10,803

Investing activities
Capital expenditures	(12,158)	(15,695)
Proceeds from the sale of fixed assets	—	936
Net cash used in investing activities of continuing operations	(12,158)	(14,759)

Financing activities
Proceeds from borrowings under revolving credit facility	14,000	21,000
Repayment of borrowings under revolving credit facility	(14,000)	(21,000)
Repayment of debt	(7,500)	(6,000)
Payment of financing costs	(595)	—
Proceeds from exercise of stock options	2,202	95
Excess tax reduction from exercise of stock options	—	(43)
Net cash used in financing activities of continuing operations	(5,893)	(5,948)

Net decrease in cash and cash equivalents	(26,605)	(9,904)
Cash and cash equivalents at beginning of period	77,392	87,296
Cash and cash equivalents at end of period	$50,787	$77,392